--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                  BARRISTER INFORMATION SYSTEMS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  BARRISTER INFORMATION SYSTEMS CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   BARRISTER INFORMATION SYSTEMS CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 6, 1996


A Special Meeting of Shareholders of Barrister Information Systems Corporation (the "Company") will be held at the Company's headquarters, 465 Main Street, Suite 700, Buffalo, New York 14203, on March 6, 1996 at 10:00 a.m., local time, for the following purpose:

         1. To approve an Amendment to the Company's Certificate of Incorporation and By-Laws to increase the Company's authorized Common Stock from 10,000,000 to 20,000,000 shares.

         2. Contingent upon the adoption of Proposal No. 1, for approval to sell or issue Common Stock equal to 20% or more of the then presently outstanding stock for less than the market value of the stock.

         3. To transact such other business as may properly come before the meeting.

The close of business on February 7, 1996 has been fixed as the record date for determining the Shareholders entitled to notice, and to vote at the Special Meeting.

                                        By order of the Board of Directors,



                                           Mark C. Donadio
                                           Secretary


February 16, 1996


WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                   BARRISTER INFORMATION SYSTEMS CORPORATION

                                465 MAIN STREET
                            BUFFALO, NEW YORK 14203
                                (716)  845-5010


                                PROXY STATEMENT



                 SPECIAL MEETING OF SHAREHOLDERS TO BE HELD

                                 MARCH 6, 1996


                                    GENERAL


This Proxy Statement and accompanying form of proxy have been mailed on or about February 21, 1996 to all holders of record on February 7, 1996 of Common Stock, par value $.24 per share ("Common Stock") of Barrister Information Systems Corporation, a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders to be held on March 6, 1996 and at any adjournment or postponements thereof.

Shares represented by an effective proxy in the accompanying form, unless contrary instructions are specified in the proxy, will be voted FOR the proposals set forth in the accompanying Notice of Special Meeting of Shareholders. Proxies marked as abstaining (including proxies containing broker non-votes) on the proposals will be treated as present at the Special Meeting for the purpose of determining a quorum, but will not be counted as votes cast on such matter. Any proxy may be revoked at any time before it is voted. A Shareholder may revoke his/her proxy by executing another proxy at a later date, by notifying the Secretary of the Company in writing of his/her revocation, or by attending and voting at the Special Meeting. Revocation is effective only upon receipt of notice by the Secretary.

The Company will bear the cost of soliciting proxies by the Board of Directors. The Board of Directors may use the services of the Company's executive officers and certain directors to solicit proxies from Shareholders in person and by mail, telegram and telephone, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. In addition, the Company will request brokers, nominees and others to forward proxy materials to their principals and to obtain authority to execute proxies. The Company will reimburse such brokers, nominees and others for their reasonable out-of-pocket and clerical expenses incurred by them in so doing.

The securities entitled to vote at the Special Meeting are shares of Common Stock. Each share of Common Stock is entitled to one vote. The close of business on February 7, 1996 has been fixed as the record date for the determination of Shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. At that date 6,197,972 shares of Common Stock were outstanding.


                                 PROPOSAL NO. 1

                                AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                                OF COMMON STOCK


The Company is seeking to raise additional capital. In order to raise capital, the Company expects that it will be required to issue or sell Common Stock or securities convertible into Common Stock.

On January 26, 1996, the Board of Directors approved, subject to Shareholder approval, an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from the present 10,000,000 to 20,000,000 and to obtain shareholder approval for the Company to sell or issue Common Stock (or securities convertible into Common Stock) equal to 20% or more of the then presently outstanding stock for less than the greater of book or market value of the stock.

Of the 10,000,000 shares of Common Stock presently authorized, as of January 26, 1996, there were 6,197,972 shares issued and outstanding and 569,500 shares reserved for issuance upon the exercise or grant of stock options under the Company's 1989 Stock Incentive Plan.

The Board of Directors believes that the number of shares of Common Stock available for issuance is insufficient for possible future transactions, such as acquisitions, mergers, stock sales or other financing arrangements.

The proposed amendment, if adopted, would make an additional 10,000,000 shares of Common Stock available for issuance from time to time without further shareholder approval, unless such approval is required by law or by rules and regulations of the American Stock Exchange. The Company has long believed that a stronger balance sheet is important to its strategic objectives. Accordingly, the Company is exploring with its financial advisors the existence of opportunities for the Company in the securities markets. Should an opportunity emerge which Management of the Company believes should be realized upon, any delay resulting from the need to obtain Shareholder approval for an increase in the Company's authorized Common Stock at that time may preclude the Company from taking advantage of such opportunity. Accordingly, the Company seeks Shareholder approval of the increase in the amount of authorized Common Stock at this time. There are no present agreements, commitments or undertakings with regard to the issuance of such proposed additional shares. Shareholders do not have and, if the proposed amendment to the Certificate of Incorporation is approved, will not have pre-emptive rights to purchase any of such additional shares.

If the amendment is approved, the first paragraph of the FOURTH paragraph of the Certificate of Incorporation, as amended and restated, will be amended to read as follows:


          "FOURTH. The total number of shares which the corporation shall have authority to issue is 22,000,000 of which 20,000,000 shares shall be designated Common Stock, par value $.24 per share, and 2,000,000 shares shall be designated Preferred Stock, par value of $1.00 per share...."


          The remainder of Paragraph FOURTH shall be unaffected by the amendment and shall remain in full force and effect.


THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMMON STOCK OF THE COMPANY PRESENT OR REPRESENTED AT THE MEETING IS REQUIRED TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION. AN AFFIRMATIVE VOTE IS RECOMMENDED BY MANAGEMENT.


                                 PROPOSAL NO. 2

                     APPROVAL TO SELL OR ISSUE COMMON STOCK
                 EQUAL TO 20% OR MORE OF THE OUTSTANDING STOCK
                    FOR LESS THAN MARKET VALUE OF THE STOCK


While the Company has no present agreement, commitment or undertaking relative to selling or issuing Common Stock at less than market value, the Company believes that, in order to effectuate a financing transaction to raise additional capital that will benefit the shareholders, it may have to sell or issue Common Stock at less than market value. The Company is seeking shareholder approval at this time in order to have the flexibility to complete such a transaction, should it be necessary in light of the then prevailing market conditions, and without having to call another shareholder meeting for approval.

Section 713 of the American Stock Exchange Rules and Policies requires shareholder approval as a prerequisite to approval of applications to list additional shares to be issued in connection with a transaction involving:

                   "(i)   the sale or issuance by the Company of Common Stock
(or securities convertible into Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the company equals 20% or more of presently outstanding Common Stock; or

                   (ii) the sale or issuance by the Company of Common Stock (or securities convertible into Common Stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock".

While there is no present agreement, commitment or undertaking to sell or issue Common Stock at less than market value which may not be the same as the price of Common Shares trading on the American Stock Exchange, pursuant to Proposal No. 2 the Company is at this time seeking approval from the shareholders to sell or issue Common Stock for a discount of no greater than 20% from market value in order to facilitate the timely completion of such a transaction should it be necessary.


THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMMON STOCK OF THE COMPANY PRESENT OR REPRESENTED AT THE MEETING IS REQUIRED TO APPROVE THE SALE OR ISSUANCE BY THE COMPANY OF COMMON STOCK EQUAL TO 20% OR MORE OF THE THEN PRESENTLY OUTSTANDING STOCK FOR LESS THAN THE MARKET VALUE OF THE STOCK. AN AFFIRMATIVE VOTE IS RECOMMENDED BY MANAGEMENT.


OTHER BUSINESS

Representatives of the Company's accountants for the current year and for the most recently completed fiscal year, KPMG Peat Marwick LLP, is not expected to be present at the Special Meeting.

As of the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Special Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Special Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment. The Company's financial statements for its year ended March 31, 1995 are included on pages A-1 through A-15 and the Company's Form 10Q for the quarter ended December 29, 1995 is included on pages B-1 through B-12.

                                         By the Order of the Board of Directors,


                                               Mark C. Donadio
                                         Secretary

Dated: February 16, 1996

                              FINANCIAL STATEMENTS

SELECTED FINANCIAL DATA                                                Year Ended March 31
                                               ----------------------------------------------------------------
                                                 1995         1994          1993         1992           1991
                                               ----------------------------------------------------------------
                                                            (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenues                                       $ 15,327     $ 17,772     $ 16,165      $ 17,154      $ 24,399
Net loss                                           (159)      (1,334)         (62)       (2,180)       (8,152)
Net loss per common share(1)                       (.03)        (.53)        (.14)        (1.92)       (15.98)

BALANCE SHEET DATA AT YEAR END:
Working capital                                   2,880        2,733        3,204         3,254          (605)
Total assets                                      6,544        7,447        7,711         8,566        12,898
Long-term debt(2)                                 3,329        3,406        3,330         3,693         6,543
Shareholders' equity (deficit)                      298          197          478           534        (4,006)

_______________________________________________________________________________

QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial data for the fiscal years ended March 31, 1995 and March 31, 1994.

                                             -----------------------------------------------------------------
                                               1st          2nd            3rd            4th          Total
                                             Quarter      Quarter        Quarter        Quarter        Year
                                             -----------------------------------------------------------------
                                                         (In thousands, except per share amounts)
1995
   Revenues                                   $ 3,965      $ 3,837         $3,792       $ 3,733        $15,327
   Net earnings (loss)                           (265)          35             36            35           (159)
   Net earnings (loss) per common share          (.06)         .01            .01           .01           (.03)

1994
   Revenues                                   $ 4,400      $ 5,241        $ 4,714       $ 3,417       $ 17,772
   Net loss(3)                                    (84)         (55)           (35)       (1,160)        (1,334)
   Net loss per common share(1)                  (.03)        (.02)          (.01)         (.46)          (.53)



__________________________________

  (1)            The earnings (loss) per share gives effect to the cumulative unpaid dividends on preferred stock for 1992 and
                 1993 only, since these dividends were waived at the time the preferred stock was converted on March 31, 1994.
                 The net loss per common share for the first three quarters for 1994 has been restated to reflect this waiver.
                 Amounts originally reported were $(.06), $(.05), and $(.04) respectively.  See note 2 to the financial statements. The sum of the quarterly net earnings (loss) per common share will not necessarily equal the annual net loss per share amount because of the effect of the quarterly weighting of shares outstanding.

  (2)            See notes 2 and 3 to the financial statements.

  (3)            The fourth quarter net loss includes an additional inventory write off of $624,000.


MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table sets forth for the periods indicated (i) the percentage which each item reflected in the statements of operations bears to total revenues and (ii) the percentage change of such items as compared with the indicated prior period.

                                            ------------------------------------------------------------------
                                                                                            Period to Period
                                              Percentage of Total Revenues                     Percentage
                                                   Year Ended March 31                    Increase (Decrease)
                                            ------------------------------------------------------------------
                                                                                          1995            1994
                                                                                           vs.             vs.
                                              1995           1994            1993         1994            1993
                                            ------------------------------------------------------------------
Revenues:
   Product sales                              16.8 %         32.6  %         28.2 %      (55.4%)        27.2 %
   Services                                   83.2           67.4            71.8          6.4           3.2
                                            ------         ------          ------
      Total revenues                         100.0          100.0           100.0        (13.8)          9.9
                                            ------         ------          ------

Costs and expenses:
   Cost of product sales(1)                   73.5           82.9            79.7        (60.4)         32.3
   Cost of services(2)                        80.4           83.8            78.1          2.1          10.8
                                            ------         ------          ------
      Total cost of revenues                  79.2           83.5            78.5        (18.1)         16.9
   Selling, general, and
      administrative                          16.7           18.3            15.4        (21.5)         30.4
   Product development and
      engineering                              3.5            4.2             5.0        (29.1)         (5.7)
                                            ------         ------          ------
      Total costs and expenses                99.4          106.0            98.9        (19.2)         17.9
                                            ------         ------          ------
Operating earnings (loss)                      0.6           (6.0)            1.1
Interest expense                               1.6            1.5             1.5         (3.1)          7.4
                                            ------         ------          ------
Net loss                                      (1.0)          (7.5)            (.4)
                                            ======         ======          ======


__________________________________

  (1)            Percentage of product sales
  (2)            Percentage of services revenues


RESULTS OF OPERATIONS

         The decrease in product sales for fiscal 1995 as compared to 1994 was due primarily to a de-emphasis on the sale of low margin commodity products. However, the percentage of margin realized on product sales increased based on increased sales of the Company's Javelan software product which has only a small associated cost of sales. Javelan is a Windows-based financial management software package for law firms that complies with industry standards and uses client/server technology. The Company expects increased Javelan sales in fiscal 1996 which should have a further favorable affect on margins in that year.

         The increase in product sales for fiscal 1994 as compared to 1993 was the result of increased sales to a growing base of customers outside the legal market and the initial shipments in fiscal 1994 of Javelan. The percentage of margin obtained on these sales was reduced since these sales were comprised principally of industry standard personal computers (PCs) and network products which have low gross margins because of intense competitive pressures.

         The increase in service revenues for fiscal 1995 as compared to 1994 and for fiscal 1994 as compared to 1993 resulted from new hardware maintenance contracts outside the legal market which exceeded expiring maintenance contracts. In both years, approx-imately 70% of these new contracts were obtained from subcontracts awarded by a major customer. Margins on service revenues increased for fiscal 1995 as compared to 1994 primarily by controlling overhead expenses at or below 1994 levels on the increased level of revenues. Margins on service revenues decreased for fiscal 1994 as compared to 1993 as a result of higher costs for parts consumed in the repair process and increased costs associated with services subcontracted to others. The Company expects to realize an increase in services revenues for fiscal 1996 by focusing on the sale of maintenance contracts, the further pursuit of outsourcing opportunities from major companies and by providing installation and training services related to expected increased levels of Javelan sales.

         The decrease in selling, general and administrative expenses as a percentage of total revenues for fiscal 1995 as compared to 1994 was due essentially to reductions in selling and marketing expenses based on the decision to de-emphasize the sale of low-margin commodity products. When fiscal 1994 is compared to 1993, an increase in selling general and administrative expenses as a percentage of revenues was incurred based on higher selling expenses associated with the hiring of additional sales staff to sell hardware maintenance services and a settlement gain of $317,000 realized in 1993 on the termination of the Company's pension plan.

         Product development and engineering expenses in fiscal 1995 were reduced over levels incurred in the prior two fiscal years based on additional cost cutting measures implemented by management. In addition, $132,000 of costs incurred in 1995 were capitalized as software production costs related to the Javelan product. The Company expects to incur an increase in capitalized software for 1996 for the development of advanced features in the Javelan product.

         Interest expense as a percentage of revenues increased for fiscal 1995 as compared to 1994 based on lower levels of revenues in 1995. The amount of interest expense incurred in 1995 was slightly lower than 1994 based on interest savings resulting from the conversion of $300,000 of debt by BIS Partners, L.P. into equity on March 31, 1994 and $250,000 of additional debt into equity on July 1, 1994. Interest savings from these lower debt levels were mostly offset by higher interest rates. Interest expense as a percentage of revenue remained the same for fiscal 1994 and 1993 based on approximately the same levels of borrowing and stable interest rates.

         No income tax benefits were recorded in fiscal 1995, 1994 or 1993. These benefits will be recorded in future periods as they are realized or as their realization becomes predictable.

LIQUIDITY AND CAPITAL RESOURCES

         The Company experienced a net decrease in cash of $620,000 during fiscal 1995. The principal reasons for this decrease were the use of $280,000 of cash by operating activities, the investment of $80,000 in additions to equipment and leasehold improvements and $132,000 in capitalized software and the net repayment of $163,000 of debt. In fiscal 1994, the Company experienced a net increase in cash of $376,000. Cash of $700,000 raised from the sale of common shares in a private placement and an increase of $335,000 in borrowings were partially offset by $306,000 of cash used by operating activities and $369,000 invested in additions to equipment and leasehold improvements. In fiscal 1993, the Company experienced a net decrease in cash of $435,000, principally, $309,000 in long-term debt repayments and $152,000 in additions to equipment and leasehold improvements.

         The Company plans to meet its cash requirements for fiscal 1996 by generating positive cash from operating activities. The Company has earned a profit in each of the last three quarters and believes that it is properly positioned to improve upon last year's results by achieving additional growth in both services revenues and Javelan sales. In recognition of the importance of Javelan sales on future cash flows and the potential for sales volatility, the Company has obtained an agreement with BIS Partners, L.P. (BIS) to provide a $500,000 line of credit through June 30, 1996. In addition, the Company plans to minimize investments in new assets and debt repayment. While the Company plans to incur an increase in capitalized software in fiscal 1996, it also expects a further decrease in the net amount of equipment and leasehold improvements and a reduction in the level of inventories. BIS has also agreed to receive interest only payments on its current debt during fiscal 1996, which will further minimize cash used to reduce debts. Finally, the Company believes that additional financing sources will become available as its operational performance improves.

BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                            March 31
                                                                                 ----------------------------
                                                                                       1995              1994
                                                                                 ----------------------------
    ASSETS (note 3)
    CURRENT ASSETS:
       Cash                                                                      $     184          $    804
       Accounts receivable, less allowance for doubtful
          accounts of $150 in 1995 and 1994                                          1,565             1,853
       Inventories:
          Service parts                                                              3,823             3,670
          Other                                                                        182               209
                                                                                   -------           -------
             Total inventories                                                       4,005             3,879
                                                                                   -------           -------
       Prepaid expenses                                                                 43                41
                                                                                   -------           -------
             Total current assets                                                    5,797             6,577
                                                                                   -------           -------
    EQUIPMENT AND LEASEHOLD IMPROVEMENTS, AT COST:
       Computer and other equipment                                                  2,895             3,216
       Furniture and fixtures                                                          997             1,049
       Leasehold improvements                                                          292               292
                                                                                   -------           -------
                                                                                     4,184             4,557
       Less accumulated depreciation                                                 3,619             3,752
                                                                                   -------           -------
          Net equipment and leasehold improvements                                     565               805
                                                                                   -------           -------
    SOFTWARE PRODUCTION COSTS                                                          132                --
    OTHER ASSETS                                                                        50                65
                                                                                   -------           -------

                                                                                  $  6,544          $  7,447
                                                                                  ========          ========

                                                                                             March 31
                                                                                   --------------------------
                                                                                       1995              1994
                                                                                   --------------------------
    LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES:
       Note payable to bank (note 3)                                                $  250          $    500
       Current installments of long-term debt (note 3)                                  96               182
       Accounts payable                                                                933             1,149
       Accrued compensation and benefits                                               572               817
       Customer advances and unearned revenue                                          956             1,015
       Other accrued expenses                                                          110               181
                                                                                   -------           -------
          Total current liabilities                                                  2,917             3,844
                                                                                   -------           -------
    LONG-TERM DEBT, EXCLUDING
       CURRENT INSTALLMENTS ($2,357 in 1995 and
       $2,492 in 1994 to a related party, notes 2 and 3)                             3,329             3,406
    SHAREHOLDERS' EQUITY (notes 2 through 5):
       Preferred stock, at stated value.
          Authorized 2,000,000 shares                                                   --             3,060
       Common stock, $.24 par value.
          Authorized 10,000,000 shares at March 31, 1995;
            6,189,972 and 4,139,974 shares issued and
            outstanding in 1995 and 1994                                             1,486               994
       Additional paid-in capital                                                   19,788            16,960
       Accumulated deficit                                                         (20,976)          (20,817)
                                                                                   -------           -------
          Total shareholders' equity                                                   298               197
                                                                                   -------           -------
    COMMITMENTS (note 8)
                                                                                    $6,544           $ 7,447
                                                                                   =======           =======

    See accompanying notes to financial statements.

STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

                                                                            Year Ended March 31
                                                               ----------------------------------------------
                                                                      1995            1994             1993
                                                               ----------------------------------------------
    REVENUES:
        Product sales                                            $   2,580       $   5,787        $   4,551
        Services                                                    12,747          11,985           11,614
                                                                 ---------       ---------          -------
           Total revenues                                           15,327          17,772           16,165
                                                                 ---------       ---------          -------

    COSTS AND EXPENSES:
        Cost of product sales                                        1,897           4,796            3,625
        Cost of services                                            10,249          10,043            9,065
                                                                 ---------       ---------          -------
           Total cost of revenues                                   12,146          14,839           12,690
        Selling, general and
           administrative expenses                                   2,552           3,251            2,493
        Product development and engineering                            535             755              801
                                                                 ---------       ---------          -------
           Total costs and expenses                                 15,233          18,845           15,984
                                                                 ---------       ---------          -------
    OPERATING EARNINGS (LOSS)                                           94          (1,073)             181
    INTEREST EXPENSE:
          Related party (note 3)                                       200             217              238
          Other                                                         53              44                5
                                                                 ---------       ---------          -------
             Total Interest                                            253             261              243
                                                                 ---------         -------          -------
    NET LOSS                                                    $     (159)      $  (1,334)      $      (62)
                                                                ==========       =========       ==========

    NET LOSS ATTRIBUTABLE TO
          COMMON SHAREHOLDERS (NOTE 2)                          $     (159)      $  (1,334)      $     (359)
                                                                ==========       =========        =========

    NET LOSS PER COMMON AND
          COMMON EQUIVALENT SHARE                               $     (.03)      $    (.53)       $    (.14)
                                                                ==========       =========       ==========
    WEIGHTED AVERAGE NUMBER OF
        COMMON AND COMMON
          EQUIVALENT SHARES OUTSTANDING                              5,663           2,495            2,482
                                                                ==========       =========       ==========

    See accompanying notes to financial statements.

STATEMENTS OF SHAREHOLDERS' EQUITY
(In thousands, except share data)

                                                                                 Year Ended March 31
                                                                   ----------------------------------------------
                                                                         1995            1994             1993
                                                                   ----------------------------------------------
   SERIES A PREFERRED STOCK
      Beginning balance                                            $       --         $    1,300       $    1,300
      Conversion into 1,300 shares of Series D preferred stock             --             (1,300)              --
                                                                    ---------         ----------       ----------
      Ending balance                                                       --                 --            1,300
                                                                    ---------         ----------       ----------

   SERIES C PREFERRED STOCK
      Beginning balance                                                    --              1,760            1,760
      Conversion into 1,760 shares of Series D preferred stock             --             (1,760)              --
                                                                    ---------         ----------       ----------
      Ending balance                                                       --                 --            1,760
                                                                    ---------         ----------       ----------
   SERIES D PREFERRED STOCK
      Beginning balance                                                 3,060                 --               --
      Issued 3,060 shares on conversion
         of Series A and Series C preferred stock                          --              3,060               --
      Issued 1,000 shares on conversion of long-term debt                 250                 --               --
      Conversion into 2,030,000 shares of common stock                 (3,310)                --               --
                                                                    ---------         ----------       ----------
      Ending balance                                                       --              3,060               --
                                                                    ---------         ----------       ----------
   COMMON STOCK
      Beginning balance                                                   994                569              564
      Issued 389,700 shares on conversion of debentures                    --                 --                5
      Issued 100,000 shares and reclassified 120,000 shares on
         cancellation of redemption feature of common stock                --                 53               --
      Issued 150,000 shares on conversion of long-term debt                --                 36               --
      Sale of  20,000 shares and 1,400,000 shares
         in 1995 and 1994 respectively                                      5                336               --
      Issued 2,030,000 shares on conversion of Series D
         preferred stock                                                  487                 --               --
                                                                    ---------         ----------       ----------
      Ending balance                                                    1,486                994              569
                                                                    ---------         ----------       ----------
   ADDITIONAL PAID-IN CAPITAL
      Beginning balance                                                16,960             16,332           16,331
      Increase in redeemable common stock                                  --                (41)             (38)
      Conversion of debentures                                             --                 --               39
      Cancellation of redemption feature of common stock                   --                266               --
      Conversion of long-term debt                                         --                 39               --
      Sale of common shares                                                 5                364               --
      Conversion of Series D preferred stock                            2,823                 --               --
                                                                    ---------         ----------       ----------
      Ending balance                                                   19,788             16,960           16,332
                                                                    ---------         ----------       ----------
   ACCUMULATED DEFICIT
      Beginning balance                                               (20,817)           (19,483)         (19,421)
      Net loss                                                           (159)            (1,334)             (62)
                                                                    ---------          ---------        ----------
      Ending balance                                                  (20,976)           (20,817)         (19,483)
                                                                    ---------         ----------        ----------
   TOTAL SHAREHOLDERS' EQUITY                                      $      298         $      197       $      478
                                                                   ==========         ==========       ===========

   See accompanying notes to financial statements.

STATEMENTS OF CASH FLOWS
(In thousands)

                                                                              Year Ended March 31
                                                                -----------------------------------------------
                                                                      1995             1994             1993
                                                                -----------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                     $     (159)     $  (1,334)        $    (62)
    Adjustments to reconcile net loss to net
      cash provided (used) by operating activities:
        Depreciation                                                    309            358              465
        Loss on disposal of equipment                                     1              4                8
        Gain on termination of pension plan                              --             --             (317)
        Changes in current assets and liabilities:
          Accounts receivable                                           288             95              (62)
          Inventories                                                  (126)           489              207
          Prepaid expenses                                               (2)            47              (54)
          Accounts payable                                             (216)            22              254
          Accrued compensation and benefits                            (245)                            (53)
          Customer advances and unearned revenue                        (59)           144             (101)
          Other accrued expenses                                        (71)          (131)            (283)
                                                                 ----------      ---------         ---------
            Net cash provided (used) by operating activities           (280)          (306)               2
                                                                 ----------      ---------         --------
 CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to equipment and leasehold improvements                    (80)          (369)            (152)
   Proceeds on sale of equipment                                         10              2                9
        Additions to software production costs                         (132)            --               --
   Other                                                                 15             14               (1)
                                                                 ----------      ---------         --------
            Net cash used by investing activities                      (187)          (353)            (144)
                                                                 ----------      ---------         --------
 CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowing (repayment) on note payable to bank                  (250)           500               --
    Proceeds from long-term debt                                        273            183               16
    Repayment of long-term debt                                        (186)          (348)            (309)
    Proceeds from sale of common stock                                   10            700               --
                                                                 ----------      ---------         --------
            Net cash provided (used) by financing activities           (153)         1,035             (293)
                                                                 ----------      ---------         --------
 NET INCREASE (DECREASE) IN CASH                                       (620)           376             (435)
 CASH AT BEGINNING OF YEAR                                              804            428              863
                                                                 ----------      ---------         --------
 CASH AT END OF YEAR                                              $     184      $     804         $    428
                                                                 ==========      =========         ========

 SUPPLEMENTAL CASH FLOW INFORMATION (note 9)

 See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

March 31, 1995, 1994 and 1993

    (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) BASIS OF PRESENTATION - The financial statements include the accounts of Barrister Information Systems Corporation (the Company). In 1995, the Company liquidated its wholly-owned subsidiary which had minimal activity in the prior two years. The inter-company balances related to this subsidiary have been eliminated up to the date of liquidation.

         (b) REVENUE RECOGNITION - The Company's operations consist primarily of providing computer software, hardware, and related services under contractual arrangements. Revenues are recognized in accordance with customer contracts and agreements, primarily upon shipment of computer hardware or upon performance of services. Software license revenue (included in Product sales) is recognized upon delivery of the software product to the customer, unless the Company has significant related obligations remaining. When obligations remain after delivery, revenue is recognized when such obligations are no longer significant.

         (c) INVENTORIES - Inventories are stated at the lower of cost (first-in, first-out) or market.

         (d) EQUIPMENT AND LEASEHOLD IMPROVEMENTS - Depreciation is recorded on the straight-line method based on the estimated useful lives of the assets. Computer and other equipment and furniture and fixtures are depreciated over estimated useful lives of three to ten years. Improvements to leased property are depreciated over the lesser of the term of the lease or the life of the improvements.

         (e) SOFTWARE PRODUCTION AND DEVELOPMENT COSTS - Capitalized software production costs are carried at the lower of unamortized cost or net realizable value, and are amortized based on current and estimated future revenue for each product with minimum amortization on the straight-line method over the estimated economic life of the product. Capitalization ceases and amortization commences when the product is available for general release. All costs to establish the technological feasibility of computer software products are charged to operations when incurred.

         (f) PER SHARE DATA - Net loss per share amounts are based on the weighted average number of common and common equivalent shares outstanding. The net loss is increased by unpaid cumulative preferred stock dividends where applicable in calculating the net loss attributable to the common shareholders.

         (g) RECLASSIFICATIONS - Certain 1994 and 1993 amounts have been reclassified to conform to the 1995 presentation.

    (2)  RECAPITALIZATIONS
         (a) On March 31, 1994, the Company completed a $700,000 private placement offering of 1,400,000 shares of common stock. Additionally, the following transactions were completed:

             (i) Each share of Series A and C cumulative preferred stock was converted into one share of Series D preferred stock. As part of the conversion, all rights to cumulative unpaid dividends ($692,000) on the Series A and C preferred stock were waived. Accordingly, the net loss attributable to the common shareholders for 1994 has been computed without regard to preferred stock dividends. If these dividends had been included, the net loss per common share would have been $(.65).

         (ii) BIS Partners, L.P. (BIS) converted $300,000 of long-term debt into 150,000 common shares, and agreed to interest only payments at prime rate plus 3 percent on its revised debt for one year, with repayment in 48 equal installments thereafter. These terms were subsequently revised as described in note 3. The fair value of the 150,000 common shares ($75,000) was used to measure the debt reduction and stock issued. The remaining debt reduction ($225,000) is included in long-term debt and is being recognized as reduced interest expense on the level yield method over the remaining term of the debt. Ninety percent of BIS is owned either directly or beneficially by certain officers and directors of the Company.

         (iii) The redemption provision on 120,000 common shares was waived by the shareholder in exchange for 100,000 additional common shares.

    (b) On April 4, 1994, BIS increased its working capital loan by $250,000 which was used to repay $250,000 of the note payable to bank.

    (c) On July 1, 1994, BIS converted $250,000 of its term note into 1,000 shares of Series D preferred stock. As part of the agreement, the Company agreed to increase the interest rate on the remaining debt owed to BIS from the prime rate plus three percent to the prime rate plus four percent.

         On October 4, 1994, the shareholders approved an amendment to the Company's Certificate of Incorporation providing for an increase in authorized common stock to 10,000,000 shares and for the automatic conversion of each share of Series D preferred stock into 500 common shares. The 1995 financial statements reflect this required conversion although the Company has not yet issued the common share certificates to all affected shareholders.

(3)  NOTE PAYABLE AND LONG-TERM DEBT

         The note payable to bank is on a demand basis and bears interest at the prime rate plus 2 1/2 percent (11.5% at March 31, 1995). On June 27, 1995, BIS provided the Company with a $500,000 line of credit available through June 30, 1996. The line of credit shares a security interest in the collateral pledged under the existing BIS loan and bears interest at the prime rate plus four percent.

         A summary of long-term debt follows:

                                                                                         March 31
                                                                                 ------------------------
                                                                                     1995            1994
                                                                                 ------------------------
                                                                                         (in thousands)
          Working capital note with BIS Partners, L.P.(a)$  285 $  35
          Term note with BIS Partners, L.P.(a)                                      2,108            2,425
          Other(b)                                                                  1,032            1,128
                                                                                 --------        ---------
            Total long-term debt                                                    3,425            3,588
          Less current installments                                                    96              182
                                                                                ---------        ---------
          Long-term debt, excluding current installments                          $ 3,329          $ 3,406
                                                                                =========        =========


    (a) The working capital and term notes bear interest at the prime rate plus 4 percent (13% at March 31, 1995). On March 31, 1995, BIS agreed to interest only payments for one year with principal repayment in 60 equal installments (including interest) thereafter. Principal repayments are to be applied first to the working capital note.

         Both notes are supported by an agreement granting a security interest in all equipment, inventories and receivables to BIS. The agreement, among other things, requires the Company to maintain certain financial ratios, prohibits dividend payments, and restricts capital expenditures, lease obligations and executive compensation. The Company was in compliance with all covenants in the agreement except for the interest coverage covenant which was waived by BIS for 1995.

    (b) Includes a non-interest bearing obligation of $886,000, payable to a strategic business partner, upon the Company reaching certain profitability levels. Payments are based on a percentage of net income not to exceed $200,000 per year with no payments required after 2001. Since the amount and timing of repayments are not presently determinable, they have not been included in the following table.

         Payments on long-term debt are due as follows:

                 Year Ending March 31                                   Amount (in thousands)
                 --------------------                                   ---------------------
                             1996                                                  $    96
                             1997                                                      423
                             1998                                                      446
                             1999                                                      479
                             2000                                                      518
                         Thereafter                                                    577
                                                                                   =======

(4)  CAPITAL STOCK

         The Series A preferred stock is non-voting, has liquidation preference rights over the Series C preferred stock and the common stock and is redeemable by the Company at any time for $1,000 per share. Each share of Series A preferred stock is convertible into 500 shares of common stock. The rights to cumulative dividends totaling $410,000 were waived on March 31, 1994 (note 2). Cumulative unpaid dividends at March 31, 1993 were $254,000.

         The Series C preferred stock is non-voting, has liquidation preference rights over the common stock, but has no redemption or conversion rights. The rights to cumulative dividends totaling $282,000 were waived on March 31, 1994 (note 2). Cumulative unpaid dividends at March 31, 1993 were $141,000.

         Each share of Series D preferred stock carries voting rights equal to 500 common shares, participates equally and ratably in payment of dividends with the common shares, and automatically converted into common stock upon shareholder approval of the increase in the authorized number of common shares (note 2).

         Prior to March 31, 1994, 120,000 shares of common stock had a redemption provision (note 2).

(5)  STOCK INCENTIVE PLAN

         The Company has a stock incentive plan to which it currently has allocated 600,000 shares of its authorized common stock to be offered to key employees and directors. Under the plan, options are granted at prices determined by the Compensation Committee of the Board of Directors but not at a price less than the stock's market value at date of grant. The options granted may qualify as incentive stock options and are exercisable over a period of ten years. Options for 151,000 shares were exercisable at March 31, 1995.

         A summary of stock option activity follows:

                                                                             Shares Under Option at March 31
                                                                          --------------------------------------
                                                                          1995             1994             1993
                                                                          --------------------------------------
                                                                                  (in thousands)
         Outstanding, beginning of year                                     189             157              168
         Granted                                                            361              40
         Canceled                                                           (38)             (8)             (11)
         Exercised at $.50 per share                                        (20)             --               --
                                                                           ----            ----             ----
         Outstanding, end of year (at prices
            ranging from $.50 to $.875)                                     492             189              157
                                                                           ====            ====             ====

         Reserved for grant, end of year                                     85             108              140
                                                                           ====            ====             ====


    (6)  PENSION AND SAVINGS PLAN

         The Company has a defined contribution retirement plan covering all eligible employees. The Company partially matches employee contributions to the Plan. Expense under the plan was $20,000 in 1995, $21,000 in 1994 and $23,000 in 1993.

         In March 1991, the Company terminated its non-contributory defined benefit pension plan and all plan assets were distributed to participants upon dissolution of the plan during fiscal 1993. Participants did not accrue benefits under the Plan for services performed after March 31, 1991. The Company recognized a settlement gain of $317,000 in fiscal 1993.

    (7)  INCOME TAXES

         There were no tax benefits established in the statements of operations for any of the years in the three year period ended March 31, 1995 since the Company has fully reserved for the tax effect of net deductible temporary differences and operating loss carryforwards as the likelihood of realization of the tax benefits cannot be established.

         The components of deferred tax assets fully reserved are as follows:



                                                                       -------------------------
                                                                          1995             1994
                                                                       -------------------------
                                                                               (in thousands)
         Net operating loss carryforwards                               $   470            $ 409
         Inventory write downs                                              280              272
         Inventory costs capitalized                                         32               20
         Software revenue                                                    15               26
         Vacation pay                                                        74               73
         Bad debt allowance                                                  51               51
         Software production costs                                         (45)               --
         Other                                                                3               (8)
                                                                        -------         --------
                                                                        $   880         $    843
                                                                        -------         --------

         The issuance of new shares as part of the March 31, 1994 recapitalization resulted in an ownership change as defined under section 382 of the Internal Revenue Code. The ownership change limits the future use of the net operating loss and credit carryforwards created prior to the ownership change. The pre-ownership change loss carryforward can be utilized at the rate of $80,000 per year. After application of this limitation, $1,379,000 of tax loss carryforward is available through 2010.

    (8)  LEASE COMMITMENTS

         The Company conducts its operations from leased facilities and uses certain equipment primarily under operating lease arrangements. Real estate taxes, insurance, and maintenance expenses are obligations of the Company. It is expected that in the normal course of business, leases that expire will be renewed or replaced. Total rental expense was $818,000 in 1995, $855,000 in 1994 and $814,000 in 1993.

         Future minimum rental payments required under leases that have initial or remaining noncancellable lease terms in excess of one year are:
         $488,000 in 1996, $216,000 in 1997, $97,000 in 1998,  $60,000 in 1999,
         and $60,000 in 2000.

    (9)  SUPPLEMENTAL CASH FLOW INFORMATION

         The following provides supplemental cash flow data:


                                                                       ------------------------------------------
                                                                           1995            1994             1993
                                                                       -------------------------------------------
                                                                                       (in thousands)
         Interest paid                                                 $    170         $   261         $    243
                                                                       ========         =======         ========

         Non-cash financing activities:
            Conversion of long-term debt to common
               and preferred stock                                     $    250         $    75         $    44
            Conversion of preferred stock to common stock                 3,310             --
            Cancellation of redemption rights on
               redeemable common stock                                       --             319              --
                                                                       ========         =======         ========

    (10) MAJOR CUSTOMER

         Sales to the Company's largest customer accounted for 28% and 11% of total revenues for 1995 and 1994 respectively. At no time prior to 1994 did any one customer exceed 10% of total revenues.

    (11) BUSINESS OUTLOOK

         Although the Company continues to experience difficult financial conditions as evidenced by its consumption of operating cash and net loss generated in fiscal 1995, it was profitable in each of the last three quarters of the year. These results also reflected an improvement over fiscal 1994. The Company expects to achieve improved financial performance in fiscal 1996 based primarily on the release and initial success of its Javelan software product. The Company expects a significant increase in Javelan sales in fiscal 1996. Together with additional growth in its service business, management believes the Company is well positioned to return to profitability and realize improved cash flows. As described in note 3, on June 27, 1995, BIS unconditionally provided a $500,000 line of credit to the Company that will be available through June 30, 1996. Management believes, based in part on the BIS line of credit, that it has sufficient credit availability and cost reduction opportunities to operate in the event that profits do not materialize at the anticipated pace in accordance with its plans.

(12) UPDATED BUSINESS OUTLOOK (UNAUDITED)

         For the first nine months of fiscal 1996, the Company experienced a loss of $105,000 ($387,000 before extraordinary gain) primarily because of a decrease in services revenues and lower than anticipated software sales. The services revenues were down because of the non-renewal of several large subcontracts from the Company's major service customer. A newly hired National Services Sales Manager is now leading sales efforts to obtain new services contracts. Current expectations are that services revenues will stabilize in the fourth quarter. Javelan sales revenues grew in the first nine months of the year compared to the same period last year. Based on a high degree of interest, current levels of prospects, and ongoing contract negotiations, expectations are that Javelan sales will be strongest in the last quarter of the year. As a result the Company expects to achieve improved results in its fourth quarter. The Company's ability to meet its cash requirements is dependent on the continued support of its major debtholder, BIS Partners, L.P. (BIS) and its ability to operate on a profitable basis which, in large measure, must come from increased sales of Javelan. There can be no assurances that BIS will continue to support the Company's cash requirements or that the Company will operate on a profitable basis.

         The Company is currently seeking additional capital to strengthen its balance sheet, to provide longer term liquidity and to enhance its selling and marketing efforts in both the Javelan and the services business. If efforts to obtain capital are successful, expectations are that additional revenue increases will occur in the future, especially in sales of the Javelan product, since the Company's long term stability is a important factor in a prospect's decision to purchase Javelan.


                          INDEPENDENT AUDITORS REPORT

The Board of Directors and Shareholders
Barrister Information Systems Corporation:

We have audited the accompanying balance sheets of Barrister Information Systems Corporation as of March 31, 1995 and 1994, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barrister Information Systems Corporation at March 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 1995, in conformity with generally accepted accounting principles.

/S/ KPMG PEAT MARWICK LLP
Buffalo, New York
June 2, 1995, except as to note 3
which is as of June 27, 1995

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 10-Q

                     QUARTERLY REPORT UNDER SECTION 13 OR
                           15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934



For Quarter Ended         December 29, 1995
                       ---------------------

Commission file number    0-14063
                        --------------------


                   BARRISTER INFORMATION SYSTEMS CORPORATION
             (Exact name of Registrant as specified in its charter)



         New York                               16-1176561
(State or other jurisdiction of                 (I.R.S. Employer
incorporation of organization)                  Identification No.)


465 Main Street, Buffalo, New York              14203
(Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code (716) 845-5010
                                                   --------------

                            Not Applicable
----------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report).

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                        Yes   X       No
                                            -------      ------

      Class                      Outstanding at February 2, 1996
----------------                 -------------------------------
Common $.24 Par Value                 6,197,972 Shares

                   BARRISTER INFORMATION SYSTEMS CORPORATION
                                     INDEX

                                                                                                    Page
                                                                                                    Number
                                                                                                    ------
 PART I.  FINANCIAL INFORMATION


        Item 1.  Financial Statements

        Condensed Balance Sheets at
        December 29, 1995 and March 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

        Condensed Statements of Operations -
        Three and Nine Months Ended
        December 29, 1995 and December 30, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . .   4

        Statement of Shareholders' Equity -
        Nine Months Ended December 29, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

        Condensed Statements of Cash Flows -
        Nine Months Ended December 29, 1995
        and December 30, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

        Notes to Condensed Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .   7


        Item 2.  Management's Discussion and Analysis
                 of Financial Condition and Results
                 of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


PART II.  OTHER INFORMATION

        Item 6.  Exhibits and Reports on Form 8-K . . . . . . . . . . . . . . . . . . . . . . . .    11

                        PART I.   FINANCIAL INFORMATION
                   BARRISTER INFORMATION SYSTEMS CORPORATION

                            Condensed Balance Sheets
                                 (In thousands)

                                              December 29   March 31
                                                 1995        1995
                                               -------      ------
                ASSETS
Cash                                         $     22    $      184
Accounts receivable                             1,508         1,565
Inventories:
   Service parts                                3,421         3,823
   Other                                          172           182
Prepaid expenses                                   49            43
                                             --------      --------
       Total current assets                     5,172         5,797
                                             --------      --------
Equipment and leasehold
   improvements, at cost                        4,088         4,184
Less accumulated depreciation                   3,641         3,619
                                             --------      --------
       Net equipment and leasehold
          improvements                            447           565
                                             --------      --------

Software production costs                         326           132
Other assets                                       34            50
                                             --------      --------
                                             $  5,979      $  6,544
                                             ========      ========
     LIABILITIES AND SHAREHOLDERS' EQUITY

Note payable to bank                         $    250      $    250
Current installments of long term debt            601            96
Accounts payable                                  760           933
Accrued compensation and benefits                 514           572
Customer advances and unearned revenue          1,032           956
Other liabilities                                 164           110
                                             --------      --------
       Total current liabilities                3,321         2,917
                                             --------      --------

Long-term debt,excluding current installments
   ($1,510 in December and $2,357 in March
    to a related party)                         2,455         3,329

Shareholders' equity:
   Preferred stock                                 -             -
   Common stock ($.24 par value)                1,488         1,486
   Additional paid-in capital                  19,796        19,788
   Accumulated deficit                        (21,081)      (20,976)
                                             --------      -------
       Total shareholders' equity                 203           298
                                             --------      --------
                                             $  5,979      $  6,544
                                             ========      ========

 See accompanying notes to condensed financial statements.

                   BARRISTER INFORMATION SYSTEMS CORPORATION

                       Condensed Statements of Operations
                     (In thousands, except per share data)

                           Three Months Ended   Nine Months Ended
                           ------------------   -----------------
                             Dec. 29  Dec. 30   Dec. 29   Dec. 30
                               1995     1994      1995      1994
                             ------   ------    ------    ------
Revenues:
 Product sales              $   366  $   515   $ 1,115   $ 1,948
 Services                     2,840    3,277     9,050     9,646
                             ------   ------    ------    ------
   Total revenues             3,206    3,792    10,165    11,594
                             ------   ------    ------    ------

Costs and expenses:
 Cost of product sales          148      421       523     1,556
 Cost of services             2,488    2,493     7,599     7,574
                             ------   ------    ------    ------
   Total cost of revenues     2,636    2,914     8,122     9,130
                             ------   ------    ------    ------

 Selling, general and
   administrative expenses      653      623     1,973     1,990
 Product development and
   engineering                  117      156       308       492
                             ------   ------    ------    ------
   Total costs and expenses   3,406    3,693    10,403    11,612
                             ------   ------    ------    ------

Operating income (loss)        (200)      99      (238)      (18)

Interest expense :
 Related party                   -        49       108       138
 Other                           14       14        41        38
                             ------   ------    ------    ------
   Total interest                14       63       149       176
                             ------   ------    ------    ------

Income (loss) before
  extraordinary item        $  (214) $    36   $  (387)  $  (194)

Extraordinary gain on
  reduction of debt              -        -        282        -
                             ------   ------    ------    ------
Net income (loss)           $  (214) $    36   $  (105)  $  (194)
                             ======   ======    ======    ======

Per common and common
  equivalent share:
  Income (loss) before
    extraordinary item      $ (0.03) $  0.01   $ (0.06)  $ (0.04)
Extraordinary item             -        -       0.04        -
  Net income (loss)         $ (0.03) $  0.01   $ (0.02)  $ (0.04)
                             ======   ======    ======    ======
Weighted average number of
  common and common
  equivalent shares
  outstanding                 6,190    6,170     6,239     5,493
                             ======   ======    ======    ======

   See accompanying notes to condensed financial statements.

                   BARRISTER INFORMATION SYSTEMS CORPORATION

                       Statement of Shareholders' Equity
                                 (In thousands)



                                       Additional
                                Common   paid-in  Accumulated
                                 Stock   capital    deficit     Total
                                ------  ---------  ---------    -----
Balance at March 31, 1995      $ 1,486  $ 19,788  $ (20,976)  $   298

Sale of 8,000 Common shares          2         8         -         10
Net loss                            -         -        (105)     (105)

                                 -----    ------     ------     -----
Balance at December 29, 1995   $ 1,488  $ 19,796  $ (21,081)  $   203
                                 =====    ======     ======     =====





Common stock - 6,197,972 and 6,189,972 shares issued and outstanding at
             December 29, 1995 and March 31, 1995.


See accompanying notes to condensed financial statements.

                   BARRISTER INFORMATION SYSTEMS CORPORATION
                       Condensed Statements of Cash Flows
                                 (In thousands)

                                                   Nine Months Ended
                                                   -----------------
                                                  Dec. 29    Dec. 30
                                                    1995       1994
                                                   ------     ------
Cash flows from operating activities:
   Net loss                                      $  (105)   $  (194)
   Adjustments to reconcile net loss to net
    cash provided (used) by operating activities:
      Depreciation and amortization                  231        231
      Loss on disposal of equipment                   -           1
      Extraordinary gain on debt reduction          (282)        -
      Changes in current assets and liabilities:
       Accounts receivable                            57        185
       Inventories                                   412       (259)
       Prepaid expenses                               (6)       (15)
       Accounts payable                             (173)      (153)
       Accrued compensation and benefits             (58)      (301)
       Customer advances and unearned revenues        76       (106)
       Other liabilities                              54         14
         Net cash provided (used)
                                                   -----      -----
           by operating activities                   206       (597)
                                                   -----      -----

Cash flows from investing activities:
   Additions to equipment and leasehold
    improvements                                     (78)       (68)
   Additions to software production costs           (229)        -
   Proceeds on sale of equipment                                  8
   Other                                              16         16
                                                   -----      -----
         Net cash used in investing activities      (291)       (44)
                                                   -----      -----

Cash flows from financing activities:
   Net repayment of debt                             (87)      (117)
   Proceeds from sale of Common stock                 10         -
         Net cash used by                          -----      -----
            financing activities                     (77)      (117)
                                                   -----      -----

Net decrease in cash                                (162)      (758)
Cash at beginning of period                          184        804
                                                   -----      -----
Cash at end of period                            $    22    $    46
                                                   =====      =====


Supplemental disclosure of cash flow information:

      Interest paid                              $   213    $   127
                                                   =====      =====
Non-cash financing activities:
      Conversion of long term debt to
       preferred stock                           $    -     $   250
      Conversion of preferred stock to
       common stock                              $    -     $ 3,310
                                                   =====      =====

See accompanying notes to condensed financial statements.

                   BARRISTER INFORMATION SYSTEMS CORPORATION


                    Notes to Condensed Financial Statements

1. In the opinion of management, the accompanying financial statements present fairly the financial position, results of operations and cash flows for the periods shown. The third quarter results for each year represent 13 weeks of operations ended Friday, December 29, 1995 and December 30, 1994. The financial data included herein was compiled in accordance with the same accounting policies applied to the Company's audited annual financial statements. Any adjustments made were of a normal recurring nature.

     The results of operations for the nine month period ended December 29, 1995 are not necessarily indicative of the results expected for the full year.


2. A summary of long-term debt follows:

                                             Dec. 29    March 31
                                               1995       1995
                                              ------     ------
                                                (In thousands)
                                                --------------
Working capital note with
 BIS Partners, L.P.                         $   285    $   285
Term note with BIS Partners, L.P.             1,764      2,108
Other                                         1,007      1,032
                                             ------     ------
    Total long-term debt                      3,056      3,425
Less current installments                       601         96
                                             ------     ------
Long term debt, excluding
  current installments                      $ 2,455    $ 3,329
                                             ======     ======


On August 31, 1995, BIS Partners, L.P. (BIS) agreed to cancel $450,000 of long-term debt and to reduce the interest rate on the remaining debt to 8 percent. In addition, the repayment terms were modified to interest-only through March 31, 1996, with repayment in 36 equal installments thereafter.
In accordance with this agreement, the Company reduced the amount of debt owed to BIS to equal the total cash to be repaid to BIS for both principal and interest. This resulted in a second quarter extraordinary gain of $282,000. All future payments to BIS will be recorded as a reduction in the debt balance. In connection with this transaction, the Company issued warrants to BIS to
purchase 450,000 shares of its capital stock at $1.9375 per share   (the fair
market value at issue date), exercisable through August 31, 2005.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition
-------------------

The Company experienced a net decrease in cash of $162,000 for the first nine months of fiscal 1996. Cash used for investing activities (additions to equipment and software production costs) and financing activities exceeded the cash provided by operating activities of $206,000. The positive cash from operations was principally realized from depreciation and amortization, and lower levels of inventories. These amounts were sufficient to offset the loss before extraordinary item and reductions in accounts payable. This result also compared very favorably to a decrease of $758,000 in cash for the first nine months of the prior year.

The Company's ability to meet its cash requirements is currently dependent on its ability to operate on a profitable basis and on the continued support of its major debtholder, BIS Partners, L.P.(BIS). The Company has experienced growth in Javelan sales which has resulted in higher gross profits from product revenues. Based on increased levels of interest and prospects, current expectations are that continued growth in Javelan sales and margins will occur. In the services business, revenues have decreased based primarily on a reduction in revenue from the Company's major service customer. The Company has recently enhanced its selling and marketing capacity in the services area to capture new business to replace what has been lost and for future business growth. BIS has continued to support the Company by agreeing to cancel $450,000 of its debt in August 1995, to reduce the interest rate on its remaining debt outstanding and to receive interest only payments during fiscal 1996. BIS previously agreed to provide a $500,000 line of credit through June 30, 1996. There was no borrowing under this line of credit at December 29, 1995. There can be no assurances that the Company will operate on a profitable basis or that BIS will continue to support the Company's cash requirements. The Company is currently seeking additional sources of capital to strengthen its balance sheet, to provide longer term liquidity and to enhance its selling and marketing resources in both Javelan and the services business. To that effect, in order that there be sufficient shares available for possible future transactions, a Proxy has been filed with the SEC to increase the number of authorized common shares from 10,000,000 to 20,000,000. The Proxy calls for a Special Meeting of Shareholders to be held in March 1996.

Results of Operations
---------------------

For the quarter ended December 29, 1995, total revenues decreased 15.5% from the same quarter in 1994, with a net loss of $214,000 compared to a net profit of $36,000 in the third quarter of the prior year. For the nine month period ended December 29, 1995, total revenues decreased 12.3% compared with the nine months ended December 30, 1994. The nine month net loss before extraordinary item was $387,000 compared to a net loss of $194,000 incurred in the comparable period for the prior year. After taking the extraordinary item into account, a net loss of $105,000 was incurred for the first nine months. The principal reason for the loss incurred in the third quarter was lower services revenues at the same time services expenses were constant.

Product sales decreased 28.9% for the comparable third quarters, and 42.8% for the comparable first nine months. This was primarily due to a de-emphasis of the sale of low margin commodity products. However, an increase was realized in the sale of Javelan, the Company's windows-based management software product which has only a small associated cost of sales. As a result, margins on product sales improved from 18.3% to 59.6% for the comparable third quarters and from 20.1% to 53.1% for the comparable nine month period.

Services revenues decreased 13.3% for the comparable third quarters and 6.2% for the comparable nine month periods. These decreases were principally the result of decreased revenues from hardware time and material billings and hardware and software maintenance contracts. Effective August 1, 1995, two large hardware maintenance contracts did not renew, based on customer decisions to do self maintenance. This was the primary reason for the drop in services revenues from the first to the second and from the second to the third quarter of this fiscal year. The Company has recently hired a National Sales Manager to head the marketing and sales effort for the services business. Focus is being placed on direct sales of service contracts to prospects with large local and wide area networks. Current expectations are that services revenues will stabilize in the fourth quarter. Margins on services revenues decreased for the comparable third quarters and nine month periods as the cost of providing services remained about the same on lower service revenues. Savings in labor costs have been offset by increased costs for parts utilized to maintain equipment.

Due to lower levels of revenues, selling, general, and administrative expenses increased from 16.4% to 20.4% of total revenue for the comparable quarters and from 17.2% to 19.4% for the comparable nine month periods. Expenditures for product development and engineering, before taking into account amounts capitalized and amortized for software production costs, were approximately the same for the comparable periods.

Interest expense decreased from 1.7% to 0.4% of total revenues for the comparable third quarters and remained the same at 1.5% for the comparable nine month periods. This was the result of BIS Partners, L.P. cancellation of debt in August 1995 which eliminated the requirement to record any interest expense on this debt in the future.

The $282,000 of extraordinary gain (recorded in the second quarter) resulted from an agreement with BIS to cancel $450,000 of its debt with the Company. The gain was computed by reducing the amount of debt recorded on the Company's books to an amount equal to the total cash to be repaid to BIS for both principal and interest. As a result, all future payments on the current notes outstanding to BIS will be recorded as a reduction in the debt balance with no interest expense being recognized. This had a favorable impact on interest expense in the second and third quarters and will continue to have a favorable impact in future quarters.

No income taxes were recognized in the statements of operations since the Company has use of net operating loss carryforwards to offset any taxes.

A loss before extraordinary item of $.06 per share was incurred in the first nine months of this year compared to a loss of $.04 per share in the first nine months of last year. The extraordinary gain amounted to $.04 per share resulting in a net loss of $.02 per share for the first nine months of this year. The increase in the weighted average number of common shares outstanding for the comparable periods resulted primarily from the issuance of 2,030,000 common shares upon the conversion of the Company's Series D preferred stock which was not included in the number of shares until the second quarter of last year.

PART II.  OTHER INFORMATION


Item 6.  Exhibits and Reports on Form 8-K

         (a)     Exhibits:  None

         (b)     Reports on Form 8-K:  None

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       BARRISTER INFORMATION SYSTEMS CORPORATION



Date:  February 12, 1996               By:     /s/ Henry P. Semmelhack
                                               --------------------------
                                               Henry P. Semmelhack
                                               President and
                                               Chief Executive Officer




Date:  February 12, 1996               By:     /s/ Richard P. Beyer
                                               --------------------
                                               Richard P. Beyer
                                               Vice President, Finance
                                               (Principal Financial Officer)

                   BARRISTER INFORMATION SYSTEMS CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR SPECIAL MEETING OF SHAREHOLDERS, MARCH 6, 1996


    The undersigned hereby appoints HENRY P. SEMMELHACK and MARK C. DONADIO as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Barrister Information Systems Corporation held of record by the undersigned on February 7, 1996 at the Special Meeting of Shareholders to be held on March 6, 1996, or any adjournments thereof, upon the matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. THIS PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND NO. 2, UNLESS A CONTRARY INSTRUCTION IS GIVEN, IN WHICH CASE IT WILL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTION.


        PLEASE FILL IN, DATE AND SIGN ON THE REVERSE SIDE AND RETURN
                  THIS PROXY IN THE ACCOMPANYING ENVELOPE.

                               PROXY BALLOT CARD
                   BARRISTER INFORMATION SYSTEMS CORPORATION
                                  COMMON STOCK




         Account Number                            Common


The Board of Directors recommends that you vote FOR Proposal 1 and FOR Proposal
2.



1. PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 20,000,000 FROM 10,000,000.


         FOR     AGAINST     ABSTAIN


2. CONTINGENT UPON THE ADOPTION OF PROPOSAL NO. 1, FOR APPROVAL TO SELL OR ISSUE COMMON STOCK EQUAL TO 20% OR MORE OF THE THEN PRESENTLY OUTSTANDING STOCK FOR LESS THAN THE MARKET VALUE OF THE STOCK AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT


         FOR     AGAINST     ABSTAIN



____________________________________
[                           ]
                                                        Please sign here
                               exactly as name appears to left.

                               Dated: ______________________________, 1996

[                           ]


                               Signature of Shareholder



                               Signature of Shareholder

                               Persons signing in a representative capacity should indicate their capacity